UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2021

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.  Other Events.

Alexion Therapeutics exercises its option to purchase Caelum Biosciences

As previously disclosed, on January 30, 2019, Caelum Biosciences, Inc. (“Caelum”), a partner company of Fortress, entered into a Development, Option and Stock Purchase Agreement (as amended, the “DOSPA”) by and among Caelum, Alexion Therapeutics, Inc. (“Alexion”), Fortress and the Caelum security holders parties thereto (including Fortress, the “Sellers”).  Under the DOSPA, Alexion had an option (the “Option”) to purchase from the Sellers 100% of the equity securities of Caelum for an upfront option exercise fee of $150 million (of which approximately $64 million would be payable to Fortress), plus up to $350 million in contingent development and sales milestones (such acquisition, if consummated, the “Acquisition”).  Ten percent of the upfront option exercise fee would be held in escrow to satisfy potential indemnification obligations, if any, and certain miscellaneous transaction expenses may be deducted from the upfront option exercise fee. Fortress would be eligible to receive approximately 43% of each subsequent cash milestone payable to the Sellers.

On September 28, 2021, Alexion formally notified Caelum that it was exercising its option under the DOSPA to purchase 100% of the equity securities of Caelum. The parties anticipate that the purchase will close in the first half of October 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: September 29, 2021	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer